Exhibit 10.35

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “First Amendment”) is entered into effective as of this 22 day of February, 2005 (the “Execution Date”) by and between Vicuron Pharmaceuticals Inc. (successor to Versicor, Inc.) (the “Company”) and David S. Krause, M.D. (the “Executive”).

THE PARTIES ENTER THIS FIRST AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and the Executive entered that certain Employment Agreement as of April 1, 2002 (the “Agreement”).

B. The Company and the Executive have agreed to amend the Agreement as set forth in this First Amendment.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties provided for in the Agreement, the Company and the Executive agree as follows:

1. Section 2.1 of the Agreement. The Executive’s title shall be “Executive Vice President and Chief Medical Officer.”

2. Section 3 of the Agreement. As of 30 January, 2005, the Executive’s (a) salary shall be $305,000 per calendar year of completed employment, and (b) annual bonus opportunity for each full calendar year of employment with the Company shall be up to $100,000, subject to the Executive’s completion and performance of which shall be determined by the Company in its sole, good faith discretion.

3. Section 5 of the Agreement. As of the Execution Date, Section 5.1 of the Agreement shall be deleted in its entirety and the provisions of Exhibit A shall be substituted in lieu thereof.

4. Defined Terms. All capitalized terms used herein shall have the same meanings set forth in the Agreement unless a different definition is set forth herein.

5. Counterparts. This First Amendment may be executed in counterparts by each of the parties hereto.

6. Continuing Obligations. Except as expressly provided in this First Amendment, the rights and obligations of the parties under the Agreement shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, each party hereto has executed this First Amendment as of the Execution Date.

“COMPANY”

VICURON PHARMACEUTICALS INC.

By:	/s/ George F. Horner III

Title:	President and CEO

Name:	George F. Horner III

“EXECUTIVE”

/s/ David S. Krause
DAVID S. KRAUSE

EXHIBIT A

SECTION 5.1

5.1 Change in Control Payments. Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined below) of the Company occurs during the term of this Agreement, and if within two (2) years following such Change in Control either (i) the Company terminates the Executive’s employment without Cause, or (ii) if the Executive terminates his employment for Good Reason, subject to the Company’s receipt of a full written release of any and all claims by the Executive against the Company, the Company shall pay to the Executive upon the Executive’s termination of employment with the Company an amount equal to:

5.1.1 two times the sum of (a) the amount of the highest annual base salary paid to the Executive during the two most recent calendar years ending prior to the year in which the Change in Control occurs (or such lesser period as applicable), and (b) the amount of the highest bonus (or bonuses) paid to the Executive for any calendar year ending prior to the year in which the Change in Control occurs.

If the Executive elects to receive the payment contemplated under Section 5.1.1, then such payment shall be the exclusive remedy of the Executive and the payment hereunder shall be in lieu of the payments otherwise payable under Sections 4.3.2 and 4.4 herein, but shall be in addition to the timely payment of the Accrued Obligations. The Executive shall have no duty to mitigate damages and none of the payments provided in this Section 5.1 shall be reduced by any amounts earned or received by the Executive from a third party at any time; provided, however, the amounts earned or received by the Executive from a third party shall not have been earned in contravention of Section 2.2 herein, in which case the payments provided in this Section 5.1 shall be reduced by any amounts earned or received from the third party by the Executive. Notwithstanding anything to the contrary in this Section 5, if, in connection with a Change in Control transaction, the Executive voluntarily enters a new written employment agreement with the Company or its successor, the Executive shall not be entitled to any of the benefits of this Section 5, including, without limitation, any Change in Control payment.